 Exhibit 4.3

AMENDMENT NO. 1 TO SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

This AMENDMENT NO. 1 TO SENIOR SECURED CONVERTIBLE PROMISSORY NOTE, dated as of September [__], 2026 (this “Amendment”), amends that certain SENIOR SECURED CONVERTIBLE PROMISSORY NOTE (the “Note”), dated as of September 10, 2026, issued by Glucotrack, Inc., a Delaware corporation (the “Company” or “Maker”), for the benefit of [__], the registered holder thereof or its permitted assigns (“Holder”). The Company and Holder are referred to collectively herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Note.

WITNESSETH:

WHEREAS, pursuant to and in accordance with Section 5.8 of the Note, the Note may be amended in a written instrument signed by the Company and the Holder and approved by the Requisite Holders (as defined in the Purchase Agreement); and

WHEREAS, in order to comply with Nasdaq listing requirements, the Company and the Holder desire to amend the Note as set forth herein.

NOW, THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

Section 1. Amendment to the Note.

A. Section 3.4(a)(v) of the Note is hereby amended and restated in its entirety by replacing Section 3.4(a)(v) with the following:

“(v) Adjustment Due to Dilutive Issuance. If, at any time while this Note is outstanding the Company issues or sells, or in accordance with this Section 3.4(a)(v) hereof is deemed to have issued or sold, except for Common Stock issued in an issuance of Exempted Securities (except for issuances under clauses (d), (e), or (f) of the definition of Exempted Securities in the Purchase Agreement), any Common Stock for a consideration per share (before deduction of reasonable expenses or commissions or underwriting discounts or allowances in connection therewith) less than the Conversion Price in effect on the date of such issuance (or deemed issuance) of such Common Stock (a “Dilutive Issuance”), then immediately upon the Dilutive Issuance, the Conversion Price will be reduced to the amount of the consideration per share received by the Company in such Dilutive Issuance, but in no event lower than the Floor Price.

The Company shall be deemed to have issued or sold Common Stock if the Company in any manner issues or grants any warrants, rights or options (not including employee stock option plans), whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities convertible into or exchangeable for Common Stock (“Convertible Securities”) (such warrants, rights and options to Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which such Common Stock are issuable upon the exercise of such Options is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share, but in no event lower than the Floor Price. For purposes of the preceding sentence, the “price per share for which such Common Stock are issuable upon the exercise of such Options” is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of all such Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options, plus, in the case of Convertible Securities issuable upon the exercise of such Options, the minimum aggregate amount of additional consideration payable upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of Common Stock issuable upon the exercise of all such Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Options or upon the conversion or exchange of Convertible Securities issuable upon exercise of such Options.

Additionally, the Company shall be deemed to have issued or sold Common Stock if the Company in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than in an issuance of Exempted Securities (except for issuances under clause (d) of the definition of Exempted Securities in the Purchase Agreement)), and the price per share for which such Common Stock issuable upon such conversion or exchange is less than the Conversion Price then in effect, then the Conversion Price shall be equal to such price per share, but in no event lower than the Floor Price. For the purposes of the preceding sentence, the “price per share for which such Common Stock issuable upon such conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof at the time such Convertible Securities first become convertible or exchangeable, by (ii) the maximum total number of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.”

B. Section 3.4(a)(vi) of the Note is hereby amended and restated in its entirety by replacing Section 3.4(a)(vi) with the following:

“(vi) Share Combination Event Adjustment. If at any time and from time to time on or after the Issuance Date there occurs any share split, share dividend, share combination recapitalization or other similar transaction involving the Common Stock (each, a “Share Combination Event”, and such date thereof, the “Share Combination Event Date”) and the Event Market Price is less than the Conversion Price then in effect (after giving effect to the adjustment in clause 3.4(a) above), then on the sixteenth (16th) Trading Day immediately following such Share Combination Event, the Conversion Price then in effect on such sixteenth (16th) Trading Day (after giving effect to the adjustment in clause 3.4(a) above) shall be reduced (but in no event increased or reduced below the Floor Price) to the Event Market Price. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase in the Conversion Price hereunder, no adjustment shall be made.”

C. Section 3.4(a)(vii) of the Note is hereby amended and restated in its entirety by replacing Section 3.4(a)(vii) with the following:

“(vii) Other Events. In the event that the Company (or any Subsidiary (as defined in the Purchase Agreement)) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect the Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 3.4 but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features), then the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Conversion Price and the number of Conversion Shares (if applicable) so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 3.4 will increase the Conversion Price or decrease the number of Conversion Shares as otherwise determined pursuant to this Section 3.4, and provided further that if the Holder does not accept such adjustments as appropriately protecting its rights hereunder, then the Board of Directors and the Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding absent manifest error and whose fees and expenses shall be borne by the Company.”

D. Section 3.8 of the Note is hereby amended and restated in its entirety by replacing 3.8 with the following:

“3.8 Make-Whole Payment. If, on any Conversion Date, the Conversion Price applicable to such conversion would, but for the application of the Floor Price, be less than the Floor Price (such price, the “Unrestricted Conversion Price”), then:

(a) The Conversion Price for such conversion shall be the Floor Price;

(b) For purposes of calculating the True-Up Amount only, the Company shall determine the “Share Shortfall” by the following formula: Share Shortfall = (PC ÷ UCP) – (PC ÷ FP), where: PC = the Conversion Amount being converted on such Conversion Date; UCP = the Unrestricted Conversion Price; and FP = the Floor Price. For the avoidance of doubt, the Share Shortfall shall not entitle the Holder to any additional shares of Common Stock.

(c) On the Conversion Date, the Company shall pay to the Holder an amount in cash (the “True-Up Amount”), which shall be determined by the following formula: True-Up Amount = Share Shortfall × MP, where “MP” means the lowest VWAP on the Trading Day immediately preceding the Conversion Date.

(d) Each conversion shall independently give rise to a separate True-Up Amount obligation pursuant to this Section 3.8. In the event the Company fails to pay the True-Up Amount when due, such unpaid amount shall bear interest at the Past Due Rate until paid in full, and the failure to pay the True-Up Amount shall constitute an Event of Default hereunder.”

E. Section 5.14(c) of the Note is hereby amended and restated in its entirety by replacing 5.14(c) with the following:

“(c) “Floor Price” means 20% of the Nasdaq Minimum Price of the Company’s common stock on the Issuance Date, as subject to adjustment as provided herein. For the avoidance of doubt, no conversion may occur at less than the Floor Price and no adjustment to the Conversion Price shall reduce the Conversion Price below the Floor Price.”

Section 2. No Other Amendments. Each reference to “this Note,” “hereunder,” “hereof” and other similar references set forth in the Note and each reference to the Note in any other agreement, document or other instrument shall, in each case, refer to the Note as modified by this Amendment. Except as and to the extent expressly modified by this Amendment, the Note is not otherwise being amended, modified or supplemented and shall remain in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Note.

Section 3. Miscellaneous Provisions. Article 5 of the Note shall apply to this Amendment mutatis mutandis.

Section 4. Effectiveness. This Amendment is one of a series of amendments to the Notes in substantially similar form being executed by the Company and each holder of outstanding Notes issued under the Securities Purchase Agreement, dated as of September 10, 2026, by and between the Company and the Holders. This Amendment shall become effective only upon execution and delivery of a counterpart of each such amendment by the Company and all such holders.

[Signature Page Follows]

IN WITNESS WHEREOF each Party has hereunto caused this Amendment to be duly executed on its behalf as of the day and year first above written.

COMPANY:

GLUCOTRACK, INC.

By:
Name:	Erik Emerson
Title:	Chief Executive Officer

HOLDER:

Name:	[__]

Accepted and Agreed:

REQUISITE HOLDERS:

[__]

By:
Name:
Title:

[__]

By:
Name:
Title:

[__]

By:
Name:
Title:

 [Signature page to Amendment to Note]